UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Qlik Technologies Inc.

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Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2015

To the Stockholders of Qlik Technologies Inc.:

The annual meeting of stockholders of Qlik Technologies Inc. (“Company”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, on Wednesday, May 13, 2015 at 9:00 a.m. local time. The purposes of the meeting are:

1.	To elect three Class II directors (Proposal 1);

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 2);

3.	To hold an advisory vote to approve named executive officer compensation (Proposal 3); and

4.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on March 20, 2015 as the record date for determining holders of our Common Stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Radnor, Pennsylvania during normal business hours for a period of ten days prior to the annual meeting.

This Notice of Annual Meeting of Stockholders and accompanying proxy statement are being distributed or made available to stockholders on or about April 1, 2015.

YOUR VOTE IS IMPORTANT!

Your vote is important. Please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. Instructions for your voting options are described on the Notice of Internet Availability of Proxy Materials or proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 13, 2015: The proxy statement and annual report are available at www.proxyvote.com.

By order of the Board of Directors,

Deborah C. Lofton, Secretary

Radnor, Pennsylvania

Date: April 1, 2015

QLIK TECHNOLOGIES INC.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 13, 2015

QLIK TECHNOLOGIES INC.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

(888) 828-9768

PROXY STATEMENT

FOR THE

2015 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Qlik Technologies Inc. (sometimes referred to as the “Company” or “Qlik”), which will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, on Wednesday, May 13, 2015 at 9:00 a.m. local time.

We are making this proxy statement and our annual report available to stockholders at www.proxyvote.com. On April 1, 2015, we will begin mailing to our stockholders (i) a copy of this proxy statement, a proxy card and our annual report or (ii) a notice (the “Notice”) containing instructions on how to access and review this proxy statement and our annual report. The Notice also instructs you how you may submit your proxy over the Internet or via telephone. If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Our board of directors has made this proxy statement and proxy card available to you because you owned shares of Qlik’s common stock (“Common Stock”) as of March 20, 2015, the record date for the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. As a result, in most cases, only stockholders that specifically request a printed copy of the proxy statement will receive one. Instead, the Notice instructs stockholders on how to access and review the proxy statement and annual report over the Internet at www.proxyvote.com. The Notice also instructs stockholders on how they may submit their proxy over the Internet. If a stockholder who received a Notice would like to receive a printed copy of our proxy materials, such stockholder should follow the instructions for requesting these materials contained in the Notice.

How may I vote at the Annual Meeting?

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy via telephone or on the Internet. If you received or requested a printed set of materials, you may also vote by mail by signing, dating and returning the proxy card.

When you vote by using the Internet or by telephone or by signing and returning the proxy card, you appoint Lars Björk and Deborah C. Lofton as your representatives (or proxyholders) at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares of Common Stock will be voted whether or not you attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on March 20, 2015, the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. On the record date, there were 91,240,047 shares of Common Stock outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting (one vote per share of Common Stock) in connection with the matters set forth in this proxy statement.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting on May 13, 2015 and will be accessible for ten days prior to the meeting at our principal place of business, 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, between the hours of 9:00 a.m. and 5:00 p.m. local time.

How do I vote?

If on March 20, 2015, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. Stockholders of record may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders of record also may attend the meeting and vote in person. If you hold shares through a bank, broker or other nominee, please refer to your proxy card, Notice or other information forwarded by your bank, broker or other nominee to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 12, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 12, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	You may deliver a written notice that you are revoking your proxy to the Secretary of the Company at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087; or

•	You may attend the Annual Meeting and vote your shares in person. Simply attending the Annual Meeting without affirmatively voting will not, by itself, revoke your proxy.

If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions for changing your vote.

How many votes do you need to hold the Annual Meeting?

A quorum of stockholders is necessary to conduct business at the Annual Meeting. Pursuant to our bylaws, a quorum will be present if a majority of the voting power of outstanding shares of the Company entitled to vote generally in the election of directors is represented in person or by proxy at the Annual Meeting. On the record date, there were 91,240,047 shares of Common Stock outstanding and entitled to vote. Thus, 45,620,024 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting and vote in person. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business. If a quorum is not present, the holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What matters will be voted on at the Annual Meeting?

The following matters are scheduled to be voted on at the Annual Meeting:

•	Proposal 1: To elect three Class II directors nominated by our board of directors and named in this proxy statement to serve a term of three years until our 2018 annual meeting of stockholders;

•	Proposal 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015; and

•	Proposal 3: To hold an advisory vote to approve named executive officer compensation.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

Could other matters be decided at the Annual Meeting?

Qlik does not know of any other matters that may be presented for action at the Annual Meeting. Should any other matter be properly presented at the Annual Meeting, the persons named on the proxy card will have discretionary authority to vote the shares represented by proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such other business.

What will happen if I do not vote my shares?

Stockholder of Record: Shares Registered in Your Name. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. Brokers, banks or other nominees who hold shares of our Common Stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. Proposal 2 is the only routine matter in this proxy statement. As such, your broker does not have discretion to vote your shares on Proposals 1 or 3.

We encourage you to provide instructions to your bank, brokerage firm or your nominee by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How may I vote for each proposal and what is the vote required for each proposal?

Proposal 1: Election of three Class II directors.

With respect to the election of nominees for director, you may:

•	vote “FOR” the election of the three nominees for director;

•	“WITHHOLD” your vote for one or two of the nominees and vote “FOR” the remaining nominee(s); or

•	“WITHHOLD” your vote for the three nominees.

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the three nominees who are properly nominated in accordance with our bylaws, and receive the most “FOR” votes will be elected. Only votes cast “FOR” a nominee will be counted. An instruction to “WITHHOLD” authority to vote for one or more of the nominees will result in those nominees receiving fewer votes, but will not count as a vote against the nominees. Abstentions and “broker non-votes” will have no effect on the outcome of the election of directors. Because the election of directors is not a matter on which a bank, broker or other nominee is generally empowered to vote, broker non-votes are expected to exist in connection with this matter.

Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015.

You may vote “FOR” or “AGAINST” or abstain from voting. To ratify the appointment by the audit committee of our board of directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

Proposal 3: Advisory vote to approve named executive officer compensation.

You may vote “FOR” or “AGAINST” or abstain from voting. To approve, by non-binding vote, the compensation of the Company’s named executive officers, the Company must receive a “FOR” vote from a majority of all those outstanding shares that are present in person, or represented by proxy, and that are cast either affirmatively or negatively on the proposal at the Annual Meeting. Abstentions and “broker non-votes” will not be counted “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

What happens if a director nominee is unable to stand for election?

If a nominee is unable to stand for election, our board of directors may either:

•	reduce the number of directors that serve on the board; or

•	designate a substitute nominee.

If our board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How does our board of directors recommend that I vote?

Our board of directors recommends a vote:

•	Proposal 1: “FOR” the election of each of Deborah C. Hopkins, Steffan C. Tomlinson, and Paul Wahl as Class II directors to serve a term of three years until our 2018 annual meeting of stockholders;

•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015; and

•	Proposal 3: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•	Proposal 1: “FOR” the election of each of Deborah C. Hopkins, Steffan C. Tomlinson, and Paul Wahl as Class II directors;

•	Proposal 2: “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	Proposal 3: “FOR” the approval, in an advisory non-binding manner, of the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, the proxy holders for shares voted on the proxy card (i.e., one of the individuals named as proxies on your proxy card) will vote your shares using his or her best judgment.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of Qlik Technologies Inc. Common Stock as of March 20, 2015) and a form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. All bags, briefcases and packages will be held at registration and will not be allowed in the meeting. We will not permit the use of cameras (including cell phones or other devices with photographic capabilities) and other recording devices in the meeting room.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the board of directors of the Company. In addition to this solicitation, directors and employees of the Company may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, the Company may also retain one or more third parties to aid in the solicitation of brokers, banks and institutional and other stockholders. We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What happens if the Annual Meeting is postponed or adjourned?

Unless the polls have closed or you have revoked your proxy, your proxy will still be in effect and may be voted once the Annual Meeting is reconvened. However, you will still be able to change or revoke your proxy with respect to any proposal until the polls have closed for voting on such proposal.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results are expected to be announced at the Annual Meeting. Final voting results will be reported on a Current Report on Form 8-K filed with the SEC no later than May 19, 2015.

How can I find Qlik’s proxy materials and annual report on the Internet?

This proxy statement and the 2014 annual report are available at our corporate website at www.investor.qlik.com. You also can obtain copies without charge at the SEC’s website at www.sec.gov. Additionally, in accordance with SEC rules, you may access these materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

How do I obtain a separate set of Qlik’s proxy materials if I share an address with other stockholders?

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have a separate copy of the Notice or our annual report and/or proxy statement mailed to you or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your Notice or proxy card. We will deliver such additional copies promptly upon receipt of such request.

In other cases, stockholders receiving multiple copies at the same address may wish to receive only one. If you would like to receive only one copy if you now receive more than one, please submit your request to the address or phone number that appears on your Notice or proxy card.

Can I receive future proxy materials and annual reports electronically?

Yes. This proxy statement and the 2014 annual report are available on our investor relations website located at www. investor.qlik.com. Instead of receiving paper copies in the mail, stockholders can elect to receive an email that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business will reduce the environmental impact of our annual meetings and will give you an automatic link to the proxy voting site.

Whom should I call if I have any questions?

If you have any questions, would like additional Qlik proxy materials or proxy cards, or need assistance in voting your shares, please contact Investor Relations, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087 or by telephone at (484) 685-0578.

May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2016 annual meeting of stockholders.

Requirements for Stockholder Proposals to be Considered for Inclusion in Qlik’s Proxy Materials

Stockholders interested in submitting a proposal (other than the nomination of directors) for inclusion in the proxy materials to be distributed by us for the 2016 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in Qlik’s proxy materials, stockholder proposals must be received at our principal executive offices no later than the close of business on December 3, 2015 which is the 120th day prior to the first anniversary of the date that we released this proxy statement to our stockholders for the Annual Meeting. To be included in our proxy materials, your proposal also must comply with our amended and restated bylaws and Rule 14a-8 promulgated under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2016 annual meeting of stockholders by more than 30 days from the anniversary of this year’s Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2016 annual meeting of stockholders. Proposals should be sent to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary.

Requirements for Stockholder Nomination of Director Candidates and Stockholder Proposals Not Intended for Inclusion in Qlik’s Proxy Materials

Stockholders who wish to nominate persons for election to the Board of Directors at the 2016 annual meeting of stockholders or who wish to present a proposal at the 2016 annual meeting of stockholders, but who do not intend for such proposal to be included in our proxy materials for such meeting, must deliver written notice of the nomination or proposal to Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attention: Corporate Secretary no earlier than January 18, 2016 and no later than February 16, 2016. However, if the 2016 annual meeting of stockholders is held earlier than April 13, 2016 or later than June 12, 2016, nominations and proposals must be received no later than the close of business on the later of (a) the 90th day prior to the 2016 annual meeting of stockholders and (b) the 10th day following the day we first publicly announce the date of the 2016 annual meeting. In addition, if the number of directors to be elected to the board of directors is increased and we do not publicly announce all of the nominees for election or specify the size of the increase by February 6, 2016, then proposals with respect to nominees for any new positions created by the increase in board size must be delivered to the address listed above no later than the 10th day following such public announcement. The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our amended and restated bylaws.

Copy of Bylaws:

A copy of our bylaw provisions governing the notice requirements set forth above may be obtained by writing to our Corporate Secretary, Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087. A current copy of our bylaws also is available at our corporate website at www.investor.qlik.com.

Important Notice Regarding the Availability of Proxy Materials

for the Meeting to be Held on Wednesday, May 13, 2015

This proxy statement and our annual report are available on-line at www.proxyvote.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of seven (7) directors divided into three classes with staggered three-year terms. There are currently two directors in Class I, three directors in Class II and two directors in Class III. The term of office of our Class II directors, Deborah C. Hopkins, Steffan C. Tomlinson, and Paul Wahl will expire at this year’s Annual Meeting. The term of office of our Class III directors, John Gavin, Jr. and Alexander Ott, will expire at the 2016 annual meeting of stockholders. The term of office of our Class I directors, Lars Björk and Bruce Golden, will expire at the 2017 annual meeting of stockholders. There are no family relationships among any of our directors or executive officers. It is our policy to encourage nominees for director to attend the Annual Meeting.

Nominees for Election as Class II Directors at the Annual Meeting

This year’s nominees for election to the board of directors as our Class II directors to serve for a term of three years expiring at the 2018 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal, are provided below. The age of each director as of March 20, 2015 is set forth below. Each of the nominees has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve if elected.

Name	Age	Positions and Offices Held with Company	Director Since
Deborah C. Hopkins	60	Director	2011
Steffan C. Tomlinson	43	Director	2013
Paul Wahl	62	Director	2004

The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the nominees should serve as one of our directors.

Deborah C. Hopkins has served as Citi’s Chief Innovation Officer since 2008 and is CEO of Citi Ventures. Since joining Citi in 2003, Ms. Hopkins has served in a number of executive roles, including Head of Strategy and Mergers & Acquisitions, Chief Operating & Technology Officer, and senior adviser to the Global Investment Bank, a role she continues in today. She has co-chaired Citi’s women’s initiative, and previously served for five years on the board of directors for Citibank N.A., and Citicorp Holdings, Inc. Based in Palo Alto, California, she is responsible for accelerating and scaling innovation across Citi by imagining and developing new products, services, business models and ways of working. Her mandate also includes analyzing market signals and trends to identify new ideas and activities in the fintech space as well as seeking investment opportunities in core domain areas relevant to financial services. Prior to Citi, she held senior-level positions at several global firms, including Chief Financial Officer for both Boeing and Lucent Technologies, and Vice President of Finance for General Motors Europe. Ms. Hopkins serves on the Advisory Boards of Stanford’s Technology Venture Partners program and Riverwood Capital Partners. Ms. Hopkins holds honorary doctorates from Westminster College and Walsh College. Our board of directors believes that Ms. Hopkins should serve as a director of the Company, in light of its business and structure, because of her significant leadership positions at various multinational companies, and her vast experience in the convergence of finance, technology and innovation. She is a proven big-picture change leader who curates a culture of creativity and collaboration inspired by customer needs and innovation.

Steffan C. Tomlinson has served as Palo Alto Networks’ Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College. Our board of directors believes that Mr. Tomlinson should serve as a director of the Company, in light of its business and structure because of his significant leadership positions in the high technology sector and vast experience with operational finance.

Paul Wahl has served as a member of our board of directors since October 2004. From January 2012 to August 2013, Mr. Wahl served as CEO of Causata, Inc. From April 1999 until his retirement in March 2003, Mr. Wahl served as president and chief operating officer of Siebel Systems, Inc. From October 1998 until March 1999, he served as the chief executive officer of TriStrata. From January 1996 until September 1998, Mr. Wahl served as chief executive officer of SAP America, Inc. and as an executive board member of SAP AG. From April 1991 until December 1995, he was an executive vice president of SAP AG. In the past five years Mr. Wahl has served on the board of directors of Lawson Software, Inc., ICWAG and Causata, Inc. Mr. Wahl holds a degree in business administration from Business School ULM in Germany. Our board of directors believes that Mr. Wahl should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Wahl has significant experience in several areas applicable to service on our board of directors and its committees, including financial reporting, operations management, corporate governance and risk management, and has had leadership roles in numerous international businesses.

Required Vote and Recommendation of the Board of Directors for Proposal One

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of our Class II directors. The three nominees receiving the most “FOR” votes among votes properly cast in person or by proxy will be elected to the board as Class II directors. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director. Shares represented by signed proxy cards will be voted on Proposal 1 “FOR” the election of Ms. Hopkins, Mr. Tomlinson, and Mr. Wahl to the board of directors at the Annual Meeting, unless otherwise marked on the card. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” DEBORAH C. HOPKINS, STEFFAN C. TOMLINSON, AND PAUL WAHL

Continuing Directors Not Standing for Election

Certain information about those directors whose terms do not expire at the Annual Meeting is furnished below, including their business experience, public company director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating/corporate governance committee and our board of directors to determine that the directors should serve as one of our directors. The age of each director as of March 20, 2015 is set forth below.

Name	Age	Positions and Offices Held with Company	Director Since

Lars Björk	52	Director, President and Chief Executive Officer	2004

John Gavin, Jr.	59	Director	2010

Bruce Golden	56	Director and Chairman	2004

Alexander Ott	50	Director	2004

Class III Directors (Terms Expire in 2016)

John Gavin, Jr. has served as a member of our board of directors since February 2010. Since June 2008, Mr. Gavin has engaged in consulting, advisory and investment activities. Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc. from January 2007 until June 2008, when it was acquired by BMC Software. From April 2004 through December 2006, Mr. Gavin was Chief Financial Officer of Navisite, Inc. From February 2000 through December 2001, Mr. Gavin served as the Senior Vice President and Chief Financial Officer of Cambridge Technology Partners, which was acquired by Novell, Inc. Prior to 2000, Mr. Gavin spent twelve years at Data General Corporation rising to the post of Chief Financial Officer. Mr. Gavin also spent ten years at Price Waterhouse LLP and is a certified public accountant. Mr. Gavin has served on the board of directors and as the chair of the audit committee of Cimpress N.V. (formerly Vistaprint N.V.) since 2006. Mr. Gavin serves as a member of the board of directors, chairperson of the Compensation Committee and member of the Audit Committee of BroadSoft, Inc. and member of the board of directors and chairperson of the audit committee of Varonis Systems, Inc. Mr. Gavin also served as a member of the board of directors of SilverSky Corporation from April 2014 until December 2014, when it was sold. Mr. Gavin holds a B.S. in accounting from Providence College. Our board of directors believes that Mr. Gavin should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Gavin has significant executive experience in the technology industry and substantial knowledge of finance and accounting.

Alexander Ott has served as a member of our board of directors since November 2004. Mr. Ott is the owner of Cross Continental Ventures, a global advisory firm, which he founded and has managed since 2003. He was a venture partner at Jerusalem Venture Partners from 2003 to 2011. From 1999 to 2003, Mr. Ott was a member of the executive committee of Siebel Systems where he ran the Europe, Middle East and Africa division and subsequently the Americas division. From 1990 to 1999, Mr. Ott had several executive positions at SAP AG and SAP America, Inc., including Chief Executive Officer of International Markets, Senior Vice President of Latin America and Senior Vice President of Marketing and Global Alliances. Mr. Ott currently serves on the board of directors of various private companies. Mr. Ott has a degree in Business Management from University (BA) Mannheim, Germany. Our board of directors believes that Mr. Ott should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Ott has substantial experience serving in leadership roles in numerous international businesses which has provided him with extensive knowledge relating to financial reporting, operations management, corporate governance and other areas applicable to service on our board of directors and its committees.

Class I Directors (Terms Expire in 2017)

Lars Björk has served as our President and Chief Executive Officer since October 2007 and as a member of our board of directors since October 2004. From August 2006 to October 2007, he served as our Chief Financial Officer and Chief Operating Officer. From August 2000 to August 2006, Mr. Björk served as Chief Financial Officer of QlikTech International AB. From January 1999 to August 2000, he served as Chief Information Officer of Resurs Finance. From May 1994 to January 1999, Mr. Björk served as Chief Financial Officer of ScandStick, a manufacturer of adhesive material. Mr. Björk received an MBA from the University of Lund, Sweden and a Degree in Engineering from the Technical College in Helsingborg, Sweden. Our board of directors believes that Mr. Björk should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Björk has significant executive experience and knowledge of our business gained from serving as our Chief Executive Officer and formerly as our Chief Financial Officer and Chief Operating Officer.

Bruce Golden has served as a member of our board of directors since November 2004 and as Chairman of our board of directors since September 2009. He is a partner at Accel Partners which he joined in 1997 and primarily focuses on investments in enterprise software and internet companies, with particular interest in data management, analytic software, next-generation SaaS and Open Source software companies. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and served as a member of the board of directors of Responsys Inc. until it was acquired in February 2014, and comScore, Inc. until September 2011. Currently he serves as a member of the board of directors of several private companies. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in political science from Columbia University. Our board of directors believes that Mr. Golden should serve as a director of the Company, in light of its business and structure, because in addition to his valuable contributions to our success in recent years, Mr. Golden has substantial experience resulting from his being a partner at a global venture capital firm since 1997 where he has invested in and advised a number of international enterprise software and internet-related companies.

CORPORATE GOVERNANCE

Independent Directors

Each of our directors, other than Lars Björk, qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market, or Nasdaq. The Nasdaq director independence definition includes a series of objective tests, such as that the director is not also one of our employees and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Qualifications

Directors are selected for their integrity and character; sound, independent judgment; breadth of experience, insight and knowledge; and business acumen. Leadership skills, technology expertise, familiarity with issues affecting global businesses and diversity are among the relevant criteria, which will vary over time depending on the needs of our board. Our nominating/corporate governance committee considers candidates for potential nomination to recommend for approval by our full board.

Our board limits the number of public company boards that a director may serve on to five (two for our Chief Executive Officer). Further, no director may stand for reelection to the Board after reaching age 72.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating/corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each current member of the nominating/corporate governance committee of our board of directors qualifies as an independent director in accordance with the Nasdaq standards described above and SEC rules and regulations. Each current member of the audit committee and the compensation committee satisfies the independence criteria applicable to members of such committees under the Nasdaq listing requirements and SEC rules and regulations. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our website at www.qlik.com under the Investor Relations section. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

The table below lists the current membership of each committee and the number of committee meetings held in 2014.

	Audit Committee	Compensation Committee	Nominating /Corporate Governance Committee
John Gavin, Jr.	Chairman
Bruce Golden		Member	Chairman
Deborah C. Hopkins			Member
Alexander Ott		Chairman
Steffan C. Tomlinson	Member
Paul Wahl	Member
Number of Meetings held in 2014	8	6	4

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee currently consists of John Gavin, Jr., Steffan C. Tomlinson and Paul Wahl. Each member of our audit committee can read and has an understanding of fundamental financial statements. Mr. Gavin serves as chairman of the audit committee.

Mr. Gavin qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC. The designation of Mr. Gavin as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our audit committee and our board of directors, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors.

The audit committee monitors our corporate financial statements and reporting and our external audits, including, among other things, our internal controls and audit functions, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our compliance with legal matters that have a significant impact on our financial statements. Our audit committee also consults with our management and our independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. Our audit committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, our audit committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. All related party transactions will be approved by our audit committee before we enter into them.

Both our independent registered public accounting firm and internal financial personnel regularly meet with, and have unrestricted access to, the audit committee.

Compensation Committee

Our compensation committee currently consists of Bruce Golden and Alexander Ott. Mr. Ott serves as chairman of our compensation committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition, each of our directors serving on our compensation committee satisfies the heightened independence standards under Nasdaq listing standards.

The compensation committee reviews, makes recommendations to the board of directors and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, and stock option and other incentive compensation arrangements. The compensation committee also defines and explains the Company’s overall compensation objectives and structure relating to executive officers and directors. In addition, our compensation committee administers our stock option plans, including reviewing and granting stock options with respect to our executive officers and directors and may, from time to time, assist our board of directors in administering our stock option plans with respect to all of our other employees.

In accordance with Nasdaq listing standards and our amended and restated compensation committee charter, our compensation committee has the authority and responsibility to retain or obtain the advice of compensation consultants, legal counsel and other compensation advisors, the authority to fund such advisors, and the responsibility to consider the independence factors specified under applicable law and any additional factors the compensation committee deems relevant. Since 2011, our compensation committee has engaged Compensia, a well-known consulting firm specializing in executive compensation, as its independent compensation consultant. The compensation committee assessed the independence of Compensia pursuant to applicable SEC rules and Nasdaq listing standards and concluded that the work of Compensia has not raised any conflict of interest.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee currently consists of Bruce Golden and Deborah C. Hopkins. Mr. Golden serves as chairman of the nominating/corporate governance committee. Our nominating/corporate governance committee identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors, including, without limitation, nominees submitted by our stockholders, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. In evaluating potential nominees to the board of directors, the nominating/corporate governance committee considers a wide variety of qualifications, attributes and other factors and recognizes that a diversity of viewpoints and practical experience can enhance the effectiveness of our board of directors. Accordingly, as part of its evaluation of each candidate, the nominating/corporate governance committee takes into account that candidate’s background, experience, qualifications, attributes and skills that may complement, supplement or duplicate those of other prospective candidates and current directors. The nominating/corporate governance committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to the board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

As noted above, the compensation committee of our board of directors currently consists of Bruce Golden and Alexander Ott. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or our compensation committee.

Board Meetings and Attendance

The board of directors held 11 meetings in 2014. Each member of the board of directors attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served, during the period of such member’s service.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend our annual stockholder meetings. Six of our directors attended our last annual meeting.

Board Leadership

Our board of directors separates the positions of chairman of the board of directors and chief executive officer. Separating these positions allows our chief executive officer to focus on our day-to-day business, while further enabling the chairman of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Our board of directors recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman of the board of directors, particularly as the board of directors’ oversight responsibilities continue to grow. We believe that having separate positions and having an independent outside director serve as chairman of the board of directors is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.

Risk Oversight

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company and our various operational subsidiaries, our board of directors and the boards of directors of our subsidiaries address the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our finance and legal teams report to the audit committee and are responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer and Chief Accounting Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Management Succession Planning

Our nominating/corporate governance committee reviews at least annually and recommends to our full board plans for development, retention and replacement of our executive officers, including the CEO. Additionally, our nominating/corporate governance committee and our board are jointly responsible for overseeing the risks and exposures associated with management succession planning.

Management succession is regularly discussed by our directors in board meetings and in executive sessions of our board. Directors become familiar with potential successors for key management positions through various means, including regular organization and talent reviews, presentations to our board and informal meetings.

Employee Compensation Risks

As part of its oversight of our Company’s executive compensation program, our compensation committee considers the impact of the program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs are not reasonably likely to have a material adverse effect on our Company.

Election of Officers

Our officers are currently elected by our board of directors on an annual basis and serve until their successors are duly elected and qualified, or until their earlier resignation or removal. There are no family relationships among any of our officers or directors.

Limitation of Liability and Indemnification

We have entered into indemnification agreements with each of our directors. The form of agreement provides that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our restated certificate of incorporation and amended and restated bylaws. In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors. The restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives any improper personal benefit.

Our restated certificate of incorporation also provides that if Delaware law is amended, after the approval by our stockholders of our restated certificate of incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the restated certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our restated certificate of incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the restated certificate of incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Communications to the Board of Directors

Stockholders interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Qlik Technologies Inc. at 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087, Attn: Corporate Secretary. The Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairman of a committee of the board of directors or a particular director, as appropriate.

Director Compensation

In the third quarter of 2014, our compensation committee engaged Compensia to conduct a study to assess our non-employee director compensation practices and policies. Compensia reviewed the compensation paid to our non-employee directors relative to market practices and our peer group companies which are set forth below in the section entitled “Compensation Discussion & Analysis.” Based on this review, Compensia advised our compensation committee that the compensation paid to our non-employee directors was generally below the 50th percentile of our peer group companies and total direct compensation per director fell near the peer 25th percentile. Our compensation committee, in considering Compensia’s study and total compensation paid to non-employee directors at our peer group companies, amended our non-employee director compensation program, effective as of this Annual Meeting, as set forth below.

Term	Pre-Annual Meeting	Amended Program
Annual Cash Retainer	$50,000	$50,000

Initial Equity Award	Restricted stock unit award having a fair market value of $175,000 as of the date of award in lieu of Annual Equity Grant.	Restricted stock unit award having a fair market value of $200,000 as of the date of award in lieu of Annual Equity Grant.

Annual Equity Grant	An equity award with a fair market value of $175,000 at each annual meeting.	An equity award with a fair market value of $200,000 at each annual meeting.

Chairman of Board Compensation	Additional annual retainer of $20,000	Additional annual retainer of $25,000

Chair of Audit Committee Compensation	Additional annual retainer of $20,000	Additional annual retainer of $25,000

Chair of Compensation Committee Compensation	Additional annual retainer of $15,000	Additional annual retainer of $20,000

Chair of Nominating/Corporate Governance Committee Compensation	Additional annual retainer of $9,500	Additional annual retainer of $10,000

Member of the Audit Committee	Additional annual retainer of $5,000	Additional annual retainer of $12,500

Member of the Compensation Committee	Additional annual retainer of $5,000	Additional annual retainer of $10,000

Member of the Nominating Committee	Additional annual retainer of $5,000	Additional annual retainer of $5,000

All cash retainer fees will continue to be paid in four quarterly payments under the amended non-employee director compensation program. The initial equity award and annual equity grant will continue to vest in full under the amended non-employee director compensation program on the earliest of:

•	the one year anniversary of the grant date,

•	the death of the recipient or

•	a change of control of our Company.

A non-employee director who receives an initial equity award may receive an additional annual equity award in the same calendar year if our board of directors determines that such initial grant is appropriate. All options granted to the non-employee directors will have an exercise price equal to the fair market value of our Common Stock on the date of the grant.

We currently have a policy to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board and committee meetings.

Director Compensation Table for Year Ended December 31, 2014

The following table sets forth information regarding compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2014:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
John Gavin, Jr.	$70,000	$175,446	$245,446

Bruce Golden	$84,500	$175,446	$259,946

Deborah C. Hopkins	$55,000	$175,446	$230,446

Alexander Ott	$65,000	$175,446	$240,446

Steffan C. Tomlinson	$55,000	$175,446	$230,446

Paul Wahl	$55,000	$175,446	$230,446

(1)	Mr. Björk was not eligible in 2014 to receive any compensation from us for service as a director pursuant to our non-employee director compensation plan because Mr. Björk is a Company employee.
(2)	The amounts reported in this column represent the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. See Note 11 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of our assumptions in determining the ASC 718 values of our stock awards.

The following table sets forth information regarding outstanding equity awards held by each of our non-employee directors as of December 31, 2014:

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name

John Gavin, Jr.	20,000	—	$5.18	3/30/2020	8,100	$250,209

Bruce Golden	—	—	—	—	8,100	$250,209

Deborah C. Hopkins	—	—	—	—	8,100	$250,209

Alexander Ott	—	—	—	—	8,100	$250,209

Steffan C. Tomlinson	28,154	20,109	$27.21	3/7/2023	8,100	$250,209

Paul Wahl	—	—	—	—	8,100	$250,209

(1)	The value of the unvested shares of Common Stock underlying the restricted stock unit award was calculated by multiplying the number of unvested shares of Common Stock by $30.89, the closing market price of shares of our Common Stock on December 31, 2014.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or laws require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee of the board of directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the audit committee of the board of directors would reconsider the appointment. If the appointment is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order for Proposal 2 to pass, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 2. Abstentions and broker non-votes will be counted towards a quorum, however, they will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because the ratification of the appointment of the independent registered public accounting firm is a matter on which a bank, broker or other nominee is generally empowered to vote, no broker non-votes are expected to exist in connection with this matter.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” PROPOSAL 2

Fees of Independent Registered Public Accounting Firm for 2014 and 2013

The following table sets forth the aggregate fees billed by Ernst & Young LLP, our independent registered public accounting firm, for audit and non-audit services rendered to Qlik in 2014 and 2013. These fees are categorized as audit fees, audit-related fees, tax fees and all other fees. The nature of the services provided in each category is described following the table.

	Year Ended December 31,
	2014	2013
Audit fees (1)	$2,584,000	$2,030,000

Audit-related fees (2)	20,000	283,000

Tax fees (3)	28,000	68,000

All other fees	—	—

Total fees	$2,632,000	$2,381,000

(1)	Audit fees relate to professional services rendered for the audits of our annual consolidated financial statements, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits required internationally and for other services that only our independent registered public accounting firm can reasonably provide.
(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations regarding financial accounting and reporting standards and due diligence related to acquisitions.
(3)	Tax fees consist of professional services for tax compliance, tax advice and tax planning. These services include preparation of our federal and state tax returns, assistance with tax reporting requirements and audit compliance and assistance on international and domestic tax matters.

All fees described above were pre-approved by the audit committee in accordance with the requirements of Regulation S-X under the Exchange Act.

Pre-Approval Policies and Procedures of the Audit Committee

The audit committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The audit committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the audit committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The audit committee has determined that the rendering of tax-related services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence for audit purposes. Ernst & Young LLP has not been engaged to perform any non-audit services other than tax-related services.

REPORT OF THE AUDIT COMMITTEE1

The audit committee of our board of directors operates pursuant to a charter which is reviewed annually by the audit committee. Additionally, a brief description of the primary responsibilities of the audit committee is included in this proxy statement under “Corporate Governance — Board Committees — Audit Committee”. Under the audit committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

In the performance of its oversight function, the audit committee reviewed and discussed the audited financial statements and internal control over financial reporting of the Company with management and with the independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Accounting Standards 61, as amended (Codification of Statements on Auditing Standards AU 380) and as adopted by the Public Accounting Oversight Board (“PCAOB”), in Rule 3200T and by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality, not just the acceptability of the accounting principles, the reasonableness of significant adjustments, and the clarity of the disclosures in the financial statements. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm their independence.

The audit committee has adopted a charter and a process for pre-approving services to be provided by the independent registered public accountant.

Based upon the review and discussions described in the preceding paragraph, our audit committee recommended to the board of directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John Gavin, Jr. (Chairman)

Steffan C. Tomlinson

Paul Wahl

[1]	The material in this report shall not be deemed to be (i) “soliciting material,” or (ii) “filed” with the SEC. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our Common Stock as of March 20, 2015 by:

•	each stockholder, or group of affiliated stockholders, known to us to beneficially own more than 5% of our outstanding Common Stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The table below is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs and 13Ds filed with the SEC through March 20, 2015.

The percentage ownership is based upon 91,240,047 shares of Common Stock outstanding as of March 20, 2015.

For purposes of the table below, we deem shares of Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of March 20, 2015 and Common Stock subject to restricted stock unit awards that will vest within 60 days of March 20, 2015 to be outstanding and to be beneficially owned by the person holding the options, warrants or restricted stock unit award for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders (other than our executive officers and directors)

Cadian Capital Management, LP (2) 535 Madison Avenue, 36th Floor New York, NY 10022	9,190,237	10.1%
TimesSquare Capital Management, LLC (3) 7 Times Square, 42nd Floor New York, NY 10036	6,248,615	6.8%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	5,993,881	6.6%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	5,557,893	6.1%
Named Executive Officers and Directors

Lars Björk (6)	1,155,791	1.3%

Leslie Bonney (7)	686,811	*

Anthony Deighton (8)	96,157	*

John Gavin, Jr. (9)	51,556	*

Bruce Golden (10)	46,010	*

Deborah C. Hopkins (11)	16,006	*

Eugene (“Rick”) Jackson (12)	0	*

Timothy MacCarrick (13)	126,562	*

Alexander Ott (14)	66,100	*

Steffan C. Tomlinson (15)	36,198	*

Paul Wahl (16)	45,117	*

All current directors and executive officers as a group (14 persons)(17)	2,641,110	2.8%

*	Represents beneficial ownership of less than one percent of our outstanding Common Stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Qlik Technologies Inc., 150 N. Radnor Chester Road, Suite E220, Radnor, Pennsylvania 19087.
(2)	Based on Schedule 13G/A filed with the SEC on February 17, 2015 by Cadian Capital Management, LP (“Cadian”) in its role as investment adviser, Eric Bannasch, Cadian Fund LP and Cadian Master Fund LP. The shares of Common Stock of the Company are owned by investment advisory clients of Cadian, and such clients have the right to receive dividends from and proceeds from the sale of such shares. Cadian and Mr. Bannasch are each reported to have shared voting power and shared dispositive power over 9,190,237 shares of our Common Stock, Cadian Fund LP is reported to have shared voting power and shared dispositive power over 5,017,866 shares of our Common Stock and Cadian Master Fund LP is reported to have shared voting power and shared dispositive power over 4,172,371 shares of our Common Stock. Cadian reports in its Schedule 13G/A that the interest of no one of its clients, other than Cadian Fund LP, relates to more than 5% of our Common Stock. Cadian Capital Management GP, LLC (“Cadian LLC”) is the General Partner of Cadian and Cadian GP, LLC is the general partner of each of Cadian Fund LP and Cadian Master Fund LP. Mr. Bannasch is the manager of Cadian LLC.
(3)	Based on Schedule 13G filed with the SEC on February 11, 2015 by TimesSquare Capital Management, LLC (“TimesSquare”) in its role as investment adviser. The shares of Common Stock of the Company are owned by investment advisory clients of TimesSquare, and such clients have the right to receive dividends from and proceeds from the sale of such shares. TimesSquare reports that it has sole voting power and sole dispositive power with regard to all of the reported shares of our Common Stock. TimesSquare reports in its Schedule 13G that the interest of no one of its clients relates to more than 5% of our Common Stock.
(4)	Based on Schedule 13G/A filed with the SEC on January 29, 2015 by BlackRock, Inc. as the parent holding company of each of BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Fund Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock International Limited, BlackRock Investment Management, LLC, BlackRock (Luxembourg) S.A., BlackRock Capital Management and BlackRock Fund Managers Ltd. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of the Company. BlackRock, Inc. reports that it has sole voting power and sole dispositive power with regard to all of the reported shares of our Common Stock. BlackRock, Inc. reports in its Schedule 13G/A that no one person’s interest in the Common Stock of the Company is more than 5% of our Common Stock.
(5)	Based on Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group (“Vanguard”) in its role as investment adviser. The shares of Common Stock of the Company are owned by investment advisory clients of Vanguard, and such clients have the right to receive dividends from and proceeds from the sale of such shares. Vanguard reports that it has sole voting power with regard to 119,322 shares of our Common Stock, no shared voting power with regard to any of the reported shares of our Common Stock, sole dispositive power with regard to 5,445,171 shares of our Common Stock and shared dispositive power with regard to 112,722 shares of our Common Stock. Vanguard reports in its Schedule 13G/A that the interest of no one of its clients relates to more than 5% of our Common Stock.
(6)	Includes 273,701 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 273,899 shares of Common Stock subject to options and 99,075 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.
(7)	Includes 680,368 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 164,274 shares of Common Stock subject to options and 56,925 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.
(8)	Includes 91,199 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 106,950 shares of Common Stock subject to options and 38,150 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.
(9)	Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 8,100 shares of Common Stock subject to a time based restricted stock unit award that will not vest and settle within 60 days of March 20, 2015.

(10)	Excludes 8,100 shares of Common Stock subject to a time based restricted stock unit award that will not vest and settle within 60 days of March 20, 2015.
(11)	Excludes 8,100 shares of Common Stock subject to a time based restricted stock unit award that will not vest and settle within 60 days of March 20, 2015.
(12)	Excludes 100,000 shares of Common Stock subject to options that will not vest and settle within 60 days of March 20, 2015.
(13)	Includes 109,375 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 206,125 shares of Common Stock subject to options and 30,900 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.
(14)	Excludes 8,100 shares of Common Stock subject to a time based restricted stock unit award that will not vest and settle within 60 days of March 20, 2015.
(15)	Includes 36,198 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 12,065 shares of Common Stock subject to options and 8,100 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.
(16)	Excludes 8,100 shares of Common Stock subject to a time based restricted stock unit award that will not vest and settle within 60 days of March 20, 2015.
(17)	Includes 1,505,849 shares issuable upon exercise of options exercisable within 60 days of March 20, 2015. Excludes 1,127,005 shares of Common Stock subject to options and 323,800 shares of Common Stock subject to time based restricted stock unit awards that will not vest and settle within 60 days of March 20, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and certain holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, with the exception of (1) Anthony Deighton, who failed to timely report sales pursuant to his Rule 10b5-1 trading plan that occurred on December 31, 2013, the sales of which were subsequently reported on Form 4 on January 6, 2014, and (2) Rick Jackson, who failed to timely report an initial statement of beneficial ownership of our securities on May 20, 2014, the ownership of which was subsequently reported on Form 3 on June 10, 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of transactions since January 1, 2014, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

All of the transactions set forth below were approved by a majority of our board of directors, including a majority of the independent and disinterested members of our board of directors. We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee and a majority of the members of our board of directors, including a majority of the independent and disinterested members of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Transactions with our Executive Officers, Directors, Key Employees and Significant Stockholders

Indemnification Agreements. We have entered into indemnification agreements with each of our directors and executive officers. The form of agreement provides that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors and executive officers in connection with a legal proceeding in which they may be entitled to indemnification.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our executive officer compensation policies and practices, our recent decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” below, and the most important factors relevant to an analysis of these policies, practices and decisions. Our “named executive officers” for fiscal year 2014 were:

Lars Björk, our Chief Executive Officer;

Timothy MacCarrick, our Chief Financial Officer;

Leslie Bonney, our Chief Operating Officer;

Anthony Deighton, our Chief Technology Officer and Senior Vice President, Products; and

Rick Jackson, our Chief Marketing Officer.

More detailed information about the compensation provided to our named executive officers for our fiscal year ended December 31, 2014 (“fiscal 2014”) is set forth in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narrative discussions accompanying those tables.

Executive Summary of 2014 Executive Compensation Program

For fiscal 2014, our total revenue grew 18% year-over-year and 20% on a constant currency basis, while our license revenue increased 11% over the prior year and 13% on a constant currency basis. We also exceeded our non-GAAP operating profit target of $32.5 million. In addition, we achieved several significant milestones, including:

•	the release of Qlik® Sense, our next-generation software product which we believe will broaden our addressable market,

•	the continued expansion into the enterprise market, closing 147 contracts that had total license and first year maintenance revenues exceeding $250,000 in 2014, of which 20 contracts exceeded $1.0 million, compared to 141 contracts and 15 contracts, respectively, for the prior year,

•	the acquisition of DataMarket ehf., an Icelandic software company that specializes in the provisioning of data for analysis,

•	the acquisition of Vizubi Software Srl, an Italian software company, and Vizubi Inc., its related US software company, that, through their NPrinting® product, allows organizations to create visually-appealing reports with drag-and-drop simplicity in a variety of popular formats, using data and analytics from QlikView, and

•	the successful implementation of a new ERP system which will serve as a platform for future growth initiatives.

We also continued to invest in our business for the growth opportunities we believe are ahead of us. For example, we made incremental investments in sales and marketing in fiscal 2014, including the hiring of additional sales personnel in both the U.S. and our international locations. In addition, in the fourth quarter of fiscal 2014, we held our first global user event.

Highlights from our fiscal 2014 executive compensation program, each of which is discussed in more detail below, include:

•	at our 2014 annual meeting of stockholders, over 93% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting of stockholders,

•	our compensation committee continued to incorporate performance-based components into our executive compensation program, including refining the non-GAAP operating profit performance objective in our annual cash incentive bonus program to place greater emphasis on improving margins and to allow for the possibility of above-target payment in the event of over-achievement in fiscal 2014,

•	our annual cash incentive bonus program for our named executive officers paid approximately at target for fiscal 2014, as a result of 99% achievement of our revenue objective, above-target achievement of our non-GAAP operating profit objective and at-target achievement of individual MBOs (management by objectives),

•	our compensation committee increased the base salaries of our named executive officers in the range of 2.6% to 9.3%,

•	our compensation committee adjusted the ratio of stock options and restricted stock units (“RSUs”) in our long-term incentive (“LTI”) program, increasing the proportion of RSU value to 50% of the total annual equity award value, largely in response to market practices to more effectively manage our dilution levels and to satisfy our retention objectives for our most senior executives, and

•	to attract key executive talent with the skills to optimize the market potential we believe we can achieve, we hired Mr. Jackson as our Chief Marketing Officer and granted him stock options and performance-based restricted stock units (“PBRSUs”).

In addition, our compensation committee took the following actions since fiscal year 2013 intended to enhance our executive compensation program:

•	in connection with adopting the 2014 Executive Performance Award Plan (the “2014 Plan”) last year, we imposed restrictions on our stock plan that remain in effect during the term of the 2014 Plan, including reducing the annual limits on the size of equity awards that may be granted to an executive officer during a single year,

•	in connection with adopting the 2014 Plan, we also eliminated during the term of the 2014 Plan our ability to reprice outstanding stock options and stock appreciation rights granted under our stock plan, cancel and re-grant outstanding stock options and stock appreciation rights, or take any other action with the effect of a repricing without seeking stockholder approval,

•	we adopted a compensation recovery (“clawback”) policy that applies to executive incentive compensation, including equity awards, and

•	we amended our insider trading policy which already prohibited hedging to prohibit the pledging of Company stock or the placing of Company stock into margin accounts.

Compensation Philosophy

Our executive compensation program focuses on providing competitive compensation to our executive team so as to be able to attract and retain highly qualified individuals in key management positions. It is designed to appropriately align the interests of our executive officers and our stockholders and motivate our executive team to strive to achieve our short-term and long-term strategic and business objectives. As a result of our continued growth and development since our initial public offering, including the business achievements described above, our compensation committee has taken and continues to take steps to increase to competitive levels the amount of fixed cash compensation paid to our named executive officers and incorporate more objective, performance-based features into our annual cash incentive bonus program, while at the same time continuing to place great importance on long-term equity compensation as a means of nurturing an ownership culture within the Company as a whole. We operate in a high-growth competitive environment and our ability to attract and retain key talent necessary to drive revenue growth and operational excellence is key to our achieving our strategic goals and long-term success.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value and as such our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers,

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our Company,

•	incentivize future performance toward clearly defined corporate goals, and

•	align our executive officers’ long-term interests with those of our stockholders.

Overview of Process and Responsibilities for Compensation Decisions

Our compensation committee has responsibility for:

•	overseeing our general compensation programs,

•	approving compensation for our executive officers,

•	assisting with the recruitment and hiring of executive officers, including approving their initial base salaries, target bonus levels and equity awards,

•	evaluating the performance and development of our executive officers in their respective positions,

•	reviewing individual compensation as well as corporate compensation principles and programs,

•	establishing corporate and individual performance objectives as they affect compensation,

•	making determinations as to whether and to what extent such performance objectives have been achieved and the manner in which such achievement translates into individual compensation,

•	ensuring that our compensation programs are appropriate and effective, and

•	engaging compensation consultants, as well as legal and other advisors when appropriate, to advise the committee on compensation matters and evaluating the independence of such consultant and advisors under applicable independence criteria.

Our compensation committee applies its judgment in determining the amount and mix of compensation elements paid under our executive compensation program. The committee takes into account the collective experience and judgment of its members acting as a group, who use as a reference, compensation data drawn from our peer group developed with the assistance of the committee’s compensation consultant, Compensia. Factors affecting the committee’s decisions regarding compensation for our named executive officers also include:

•	our overall corporate performance including achievement of specific corporate objectives determined to be critical to our long-term success,

•	the individual executive officer’s performance including with respect to specified performance objectives and managing to our annual business plan,

•	the nature and scope of the executive officer’s responsibilities,

•	the executive officer’s tenure,

•	internal pay equity,

•	our annual compensation budget, and

•	information about market compensation practices for individual executive officers at companies not included in our peer group but deemed relevant by the committee.

Competitive market practices continue to be an important factor in our compensation committee’s decision-making process, although its decisions are not primarily driven by market practices and the committee does not view its decisions as targeting specific compensation levels as derived from peer group data. Competitive market practices tend to be relatively more important in compensation decisions for newly-hired executive officers than for tenured officers, for whom corporate achievement, length of tenure, internal pay equity and individual performance are relatively more important.

Our compensation committee considers the mix of compensation components in our executive compensation program, and has historically placed and continues to place greater emphasis on variable incentive compensation (annual cash incentive bonuses and equity compensation) than on fixed compensation (base salary) for our named executive officers. While our compensation committee has not established formal guidelines as to the relative proportion of cash versus non-cash, or short-term versus long-term incentive compensation, it did in fiscal 2014 determine that our long-term incentive compensation (equity awards) would be delivered in an equal weighting, based on grant date value, of stock options and RSUs. Our annual cash incentive bonuses have historically been and continue to be primarily based upon our consolidated revenues, non-GAAP operating profits and individual strategic performance objectives established in the early part of the fiscal year. Over the past three years, we have increased our emphasis on non-GAAP operating profit and we now reward our executive officers for over-performance of this key financial measure.

As noted above, our compensation committee has the authority under its charter to select and retain, and is directly responsible for the appointment, compensation and oversight of, compensation consultants and any legal or other advisors it retains to assist and advise it in the evaluation of executive officer and director compensation as well as any other compensation matters. Our compensation committee has engaged Compensia, a compensation consulting firm with particular expertise in the technology industry, as its compensation consultant. Compensia has not performed any services for the Company or our board of directors other than through its engagement with our compensation committee. Based upon information provided to our compensation committee by Compensia during the first quarter of fiscal 2014, our compensation committee has concluded that there was no conflict of interest within the meaning of Exchange Act Rule 10C-1(b)(4) and the listing standards of the NASDAQ affecting Compensia’s independence in advising the committee.

In the third quarter of fiscal 2013 and first quarter of fiscal 2014, based upon our compensation committee’s instructions, Compensia performed the following services with respect to our fiscal 2014 executive compensation program:

•	provided a summary of compensation trends and regulatory developments,

•	provided recommendations regarding the composition of the peer group,

•	conducted a competitive assessment of our current executive compensation arrangements, including analyzing peer group proxy statements, compensation survey data and other publicly available data,

•	reviewed and advised on total compensation, including base salaries and short-term and long-term incentives, including equity awards, and

•	reviewed and advised on executive severance and change-in-control agreements.

Our CEO supports our compensation committee by driving our annual business plan process, providing information relating to ongoing business plan performance, business and financial results, undertaking performance assessments of our other executive officers and presenting other personnel-related information to the committee. In addition, as the manager of our executive team, our CEO assesses each executive officer’s contribution to corporate goals as well as achievement of their individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of our CEO’s contributions to corporate goals and achievement of individual goals, and makes determinations related to our CEO’s and the other executive officers’ compensation. Our CEO does not participate in deliberations or determinations regarding his own compensation package.

Peer Group

In preparation for the fiscal 2014 compensation cycle, the Compensation Committee reviewed our prior peer group with assistance from Compensia. The Committee selected peers based on their comparability or similarity to us in terms of industry, revenues, market capitalization, product offerings, level of revenue growth and global presence. The Compensation Committee concluded that the peer group continued to provide appropriate competitive market information for our executive compensation program within the market for which we compete for executive talent. Consequently, the peer group for fiscal 2014 remained largely unchanged from the prior year. Sourcefire was removed from the group as a result of being acquired, ConstantContact was removed from the peer group as a result of falling below the desired market capitalization range, and comScore was added to the peer group.

2014 Peer Group
Aspen Technologies
CommVault Systems
Concur Technologies
comScore
Informatica
J2 Global
Manhattan Associates
MicroStrategy
NetSuite
Pegasystems
SolarWinds
Splunk
TIBCO Software
The Ultimate Software Group

Although our compensation committee does not target any particular percentile of the peer group data for any individual compensation component, or mix of components, it considers the 25th through 75th percentiles of the peer group data for base salary, target bonus level, total target cash compensation, long-term incentive awards and total direct compensation. The committee observed that our CEO’s total direct compensation was at the 30th percentile and that other named executive officers’ total direct compensation ranged from the 40th through 65th percentiles.

Principal Elements of Executive Compensation

Our executive compensation program consists of the following components:

•	base salary, which provides a fixed component designed to offer our executive officers funds from which to manage personal and immediate cash flow needs,

•	annual cash incentive bonus, which helps drive our executive officers to execute successfully our annual strategic plan,

•	long-term incentive awards in the form of stock options and RSUs, both of which keep our executive officers focused on our long-term business and strategic goals,

•	from time to time, certain benefits related to executive officer relocation, in particular international relocations, or signing bonuses to new employees, which have allowed us to attract talented individuals whom we might otherwise not have been able to hire,

•	certain benefits payable upon an executive officer’s involuntary termination of employment in certain circumstances, which provide our executive officers with protection from financial disruption in the event of an involuntary employment termination including in connection with a change of control of the Company, and

•	other benefit plans generally available to all salaried employees.

Our compensation committee believes this mix is appropriate for our executive team because it has over several years allowed us to attract and retain highly qualified individuals in an industry that is competitive on a global basis and to execute our business plan and become a leader in our industry. Our compensation committee also takes note of the fact that this mix is typical of companies in our industry. We expect that our compensation committee will continue to evaluate the mix of components and the relative portion of each component of compensation based on industry trends and ongoing market and practice developments.

Base Salaries. The base salaries for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year, internal pay equity, and competitive market considerations. Base salaries are initially determined as a result of negotiation between the executive officer and the Company in connection with their initial hiring or the entering into an employment agreement. Base salaries are reviewed annually and adjusted from time to time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

Our compensation committee increased the base salaries of each of our named executive officers in the first quarter of fiscal 2014 based on a variety of factors, including their ongoing responsibilities as officers of a public company as well as their increased responsibilities as we expand our service offerings and our territory breadth, our continued growth on a revenue and a product development basis, and competitive market influences in a global market with intense competition for highly talented executives. As a result, our compensation committee approved base salary increases as follows:

Officer	2013 Base Salary	2014 Base Salary
Lars Björk	$535,000	$550,000

Timothy MacCarrick	$375,000	$410,000

Leslie Bonney(1)	$428,000	$440,000

Anthony Deighton	$320,000	$335,000

Rick Jackson	n.a.	$400,000

(1)	Amount set forth is the base salary which was approved by our compensation committee in fiscal 2013 and fiscal 2014, respectively, for Mr. Bonney in U.S. dollars. Amount paid to Mr. Bonney was converted from U.S. dollars and paid in British Pound Sterling.

Annual Cash Incentive Bonus. We operate an annual cash incentive bonus plan to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term corporate objectives. This plan is managed as part of our annual business plan process. Typically, the board of directors approves a business plan for the year that incorporates corporate-level objectives, and achievement of those objectives becomes an important factor considered by our compensation committee in setting target performance levels that apply generally to the plan as well as bonus targets that apply individually to each executive officer participating in the bonus plan. Each named executive officer’s target bonus level is initially established at the time of his or her hire and may be adjusted as our compensation committee determines appropriate from time to time as part of the annual compensation review process. In 2014, the target bonus level for Mr. Björk was increased to 100% of base salary and the target bonus level for Mr. Deighton was increased to 70%. Target bonus levels for 2014, expressed as a percentage of their respective base salaries, were as follows: Messrs. Björk and Bonney, 100%; Messrs. MacCarrick and Deighton, 70%; and Mr. Jackson, 50%.

For fiscal 2014, 80% of the target bonus amount was tied to achievement of corporate financial performance and 20% was tied to individual performance. The financial performance objectives under our Annual Incentive Cash Bonus Plan were established in the first quarter and were based upon (i) our consolidated revenue achievement of $560 million (60% of the annual target) and (ii) non-GAAP operating profit of $32.5 million (20% of the annual target). Both the consolidated revenue and non-GAAP operating profit objective portions of the bonus were structured to permit payment in excess of the target amount in the event of over- achievement, or less than target amount in the event of under-achievement. For the consolidated revenue achievement objective, named executive officers would receive no bonus if revenue achievement was at or below 85% of target. Bonus payout attributable to revenue achievement increases proportionately for achievement greater than 85% and up to 100%. At 90% of revenue target, named executive officers would receive approximately 53% of revenue target bonus. For the non-GAAP operating profit objective, named executive officers would receive no bonus if revenue achievement was less than $26 million. At $26 million, named executive officers would receive 50% of profit target bonus. Bonus payout attributable to profitability achievement increases proportionately for achievement between $26 million and $32.5 million. For performance over $32.5 million, named executive officers would receive a 3% increase in bonus attainment for each 1% above target, capped at 150% of profit target bonus. For fiscal 2014, our named executive officers earned bonus amounts at 99% of target based on achievement of $556.8 million and non-GAAP operating profit of $32.8 million.

The final 20% of the annual target bonus amount is based upon each named executive officer meeting certain specified strategic performance objectives. These strategic performance objectives for fiscal 2014 included employee satisfaction, customer satisfaction, technology innovation initiatives, the launch of Qlik® Sense and the launch of a new ERP system. These various strategic performance objectives were generally applied to each named executive officer in similar manner and proportion. At our current stage of corporate and product development, certain aspects of our annual cash incentive bonus plan, including the strategic objectives, present competitive sensitivities and we believe detailed disclosure regarding them could be detrimental to our business prospects. In general, the target levels for these strategic performance objectives were challenging but capable of being achieved with focused team effort.

The following table reflects bonus amounts at target and actual achievement for our 2014 annual cash incentive bonus program for each named executive officer.

Named Executive Officer	Target Bonus for Revenue- Based Objective	Actual Payment for Revenue- Based Objective	Target Bonus For Non-GAAP Operating Profit-Based Objective	Actual Bonus for Non-GAAP Operating Profit-Based Objective	Target Bonus for Management Objectives	Actual Bonus for Management Objectives(1)	Total 2014 Bonus Payment
Lars Björk	$330,000	$322,143	$110,000	$113,655	$110,000	$110,000	$545,798

Leslie Bonney(1)	$264,000	$257,714	$88,000	$90,924	$88,000	$88,000	$436,638

Timothy MacCarrick	$172,200	$168,100	$57,400	$59,307	$57,400	$57,400	$284,807

Rick Jackson(2)	$76,200	$74,386	$25,400	$26,244	$25,400	$25,400	$126,030

Anthony Deighton	$140,700	$137,350	$46,900	$48,459	$46,900	$46,900	$232,709

(1)	Amounts set forth in the table are the bonus amounts which were approved by our compensation committee in fiscal 2014 for Mr. Bonney in U.S. dollars. All amounts paid to Mr. Bonney were converted from U.S. dollars and paid in British Pound Sterling.
(2)	Amounts prorated to reflect hire date of May 12, 2014.

The annual cash incentive bonuses were paid under our Annual Incentive Cash Bonus Plan. These amounts did not qualify as “performance-based compensation” for purposes of the deduction limitation of Internal Revenue Code Section 162(m). Although we obtained stockholder approval in 2011 of our Executive Incentive Cash Bonus Plan, a plan intended to comply with the requirements of Section 162(m) of the Internal Revenue Code in order to permit us to deduct compensation amounts paid to our executive officers that exceed certain dollar amounts during a given tax year, our compensation committee concluded that in 2014 it was not necessary for a company at our stage of development to manage its short-term cash incentive bonus program under a Section 162(m)-qualified plan because the amounts of compensation paid to our executive officers is not yet at levels that implicate the deduction loss rule in a material way. See also Tax Matters below.

Long-Term Incentive Compensation. Our executive compensation program emphasizes long-term incentive compensation in the form of equity awards, which have historically been and continue to be an effective incentive and retention tool for us. We believe that stock options and restricted stock units (“RSUs”) foster an “ownership culture,” motivate our executive officers to build long-term stockholder value and appropriately align our executive officers’ and other employees’ interests with those of our stockholders. During fiscal 2014, we changed the mix of stock options and RSUs granted to our executive officers to provide for an equal weighting (based on grant date fair value). The Compensation Committee made this adjustment following a review of market practices (with particular attention to the practices of the companies in our peer group) to more effectively manage our dilution levels and to satisfy our retention objectives for our most senior executives.

Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date and generally have a ten year term. Additional vesting acceleration benefits apply in certain circumstances as discussed below. We use the closing market price of our stock on the Nasdaq Stock Exchange Global Select Market on the date of grant as the fair market value of our common stock for purposes of establishing option exercise prices. Our stock options generally vest over four years, with 25% of the option shares vesting after one year of service and the remainder vesting in equal installments at the end of each quarter thereafter. Our RSUs generally vest over four years in equal annual installments based upon continued service on each vesting date.

In fiscal 2014, our compensation committee granted Mr. MacCarrick a performance-based RSU (“PBRSU”) for 25,000 shares with specific performance metrics tied to achieving certain strategic objectives, assuming additional managerial responsibilities on an interim basis, and performing certain duties consistent with his position as CFO. The PBRSU vested on December 31, 2014. In addition, in connection with his hire in fiscal 2014 as our Chief Marketing Officer, our compensation committee granted Mr. Jackson a PBRSU for 50,000 shares with specific performance metrics tied to his marketing function within the Company. Mr. Jackson has not yet satisfied the performance metrics of the PBRSU. If earned, the shares will vest 25% over 4 years conditioned on his continued employment. Mr. Jackson also received a grant of 100,000 stock options that vest over 4 years. While our compensation committee has not yet determined to make performance-based RSUs a regular part of our executive compensation program, our compensation committee is highly focused on maintaining the performance measures of our overall compensation program and is monitoring the effectiveness of our program and other alternatives.

The size of the initial equity awards granted to our executive officers when they are hired are intended to offer the executive officer a meaningful opportunity for stock ownership relative to his or her position and reflects our compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within the Company. Thereafter, additional stock option grants or RSU awards may be made in the discretion of our compensation committee or board of directors, although we generally determine equity awards levels annually during the annual compensation review process. Equity awards to employees of the Company are granted pursuant to a Grant Dating Policy which provides that equity is granted on the fifth trading day of the month following approval. Our compensation committee evaluates our equity award grant practices from time to time and may make changes as it determines appropriate.

Since 2011, we have operated a long-term incentive (“LTI”) program for our executive officers. Our compensation committee decided that the LTI program should be structured such that the aggregate value of the annual LTI awards would generally fall within the 50th and 75th percentile range of the equity compensation awarded to executives with similar roles at the peer group companies although grants negotiated in connection with the hiring of new executive officers might not fall within that range. Under the LTI program, our compensation committee grants annual LTI awards to our executive officers in May of each year based on the committee’s determination of the value of the LTI awards to be granted to each executive officer. The committee will determine an LTI target value in dollars and then determine the number of shares of our common stock subject to these equity awards based on the closing market price of our common stock on the date of grant.

In May 2014, our compensation committee approved LTI awards to our named executive officers. Our compensation committee reviewed the 50th and 75th percentile range of the equity compensation awarded to executives with similar roles at the peer group companies. As noted above, while our compensation committee did not target a specific percentile, it considered this range to be generally consistent with the Company’s philosophy of conserving cash pending achievement of significant product-related milestones while providing long-term equity incentives with significant upside potential. The actual target values for the 2014 LTI awards were established by our compensation committee after considering numerous factors, including the peer group data, the recommendations of our CEO (other than with respect to his own award), the committee members’ own judgment and experience, their view of internal equity and consistency, our Company’s recent performance, our Company’s short-term and long-term forecasted results, the contributions of our executive team, both as a group and individually, and the need to tailor each executive’s compensation to retain and motivate that executive.

The 2014 LTI awards were granted in the form of stock options to purchase shares of our common stock and RSUs, with the stock options representing 50% of the value of the aggregate LTI award provided to an executive officer and the RSUs representing the remaining 50% of the value. Each RSU represents a contingent right to receive one share of our common stock and will vest in four equal annual installments beginning on the first anniversary of the grant date. The grant date fair value and the number of shares of our common stock subject to the stock option and RSU awards granted to our named executive officers in fiscal 2014 are set forth in the Summary Compensation Table and Grant of Plan-Based Awards tables that follow this Compensation Discussion and Analysis.

We believe that our long-term incentive compensation reflects an appropriate mix of time-based and performance-based equity awards. The Compensation Committee believes that the stock options granted to our named executive officers provide an effective performance-based long-term incentive opportunity since these awards only provide an economic benefit to the extent that the market price of our common stock increases over a sustained period in the future.

Severance and Change in Control Benefits. We have entered into employment agreements with each of our named executive officers that provide severance payments and benefits in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control of our Company, subject to the executive officer’s providing us with a release of potential claims and other customary covenants. These payments and benefits range from nine months, in the case of our CEO, to six months for our other executive officers, of their base salary and benefits. The terms of these agreements are described in more detail in the section titled “Executive Compensation — Estimated Benefits and Payments Upon Termination of Employment” below. Our board of directors and compensation committee have determined it appropriate to have these post-employment compensation arrangements in place to preserve morale and productivity and encourage retention in the face of potentially disruptive circumstances that might cause an executive officer to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our Company. Other than entering into employment agreements with one new executive officer, no changes were made to the employment agreements with our named executive officers during fiscal 2014.

All of the stock options held by or hereafter granted to our named executive officers provide for full acceleration of all unvested stock options if the executive officer’s employment is terminated, other than for cause, within 12 months following a change in control of our Company, sometimes called a “double trigger,” We believe this “double trigger” arrangement improves stockholder value because it prevents the unintended windfall to executive officers if their equity awards were to accelerate merely as a result of a change in control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs. We believe these benefits help us compete for and retain executive talent and that, as confirmed by Compensia, they are generally consistent with the arrangements offered to executives in our industry.

In February 2014, our compensation committee approved a new Executive Severance Plan based on data provided by Compensia to better align our severance practices to industry standards. The Executive Severance Plan will initially cover certain executive officers, including the named executive officers. Under the Executive Severance Plan, a participant who (i) in connection with or following a Change in Control (as defined in the Executive Severance Plan) is subject to an involuntary termination of employment (meaning terminated by us without cause or resigns for good reason (in each case as defined in the Executive Severance Plan)), (ii) is not entitled to severance or similar payments and benefits under any other plan, arrangement or individualized written agreement, that together provide payments and benefits that the Company, in its sole and reasonable discretion, determines to be of greater value than the payments and benefits provided under the Executive Severance Plan; (iii) has executed a general release of claims in favor of the Company in a form provided by the Company within the prescribed timeframe; and (iv) has agreed to comply with obligations set forth under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference, will be entitled to severance payments and benefits.

Other Benefits and Perquisites. We provide a stipend of approximately $18,600 to Mr. Bonney, our Chief Operating Officer, for car expenses. Our compensation committee believes this benefit is customary for comparable officers at similar companies who are based in Europe.

Our named executive officers also participate in benefits plans generally available to our salaried employees, including health and medical benefits, flexible spending plans and the opportunity to participate in a 401(k) retirement plan or comparable foreign plan. Our named executive officers are not entitled to benefits or perquisites that are not otherwise available to all employees.

Stock Ownership Guidelines

Although we have always placed strong emphasis on equity participation and fostering an ownership culture, our board of directors decided in 2012 to reinforce this emphasis by adopting target stock ownership guidelines for our executive officers and the non-employee members of the board of directors. The guidelines are designed to promote long-term stock holding and further alignment of our executive officers’ interests with those of our stockholders, as well retention, by requiring that these individuals maintain a significant economic stake in the Company while affiliated with the Company. The guidelines are based on the position within the Company as follows:

Executive	Ownership Multiple
Chief Executive Officer	5x base salary
Chief Financial Officer	4x base salary
Chief Operating Officer	3x base salary
Chief Technology Officer	2x base salary
Other Executive Officers	1x base salary
Directors	4x annual retainer

Newly hired executive officers and non-employee directors have five years from the date of hire to achieve and maintain the required stock ownership. Existing executive officers have three years to comply. Compliance with these guidelines is monitored by the Company and our compensation committee. Shares beneficially owned of record by the individual, shares held in a tax-qualified benefit plan, unvested restricted shares and cash units, if issued, shares retained from option exercises, spread value of vested stock options between market value of the Common Stock at the end of the most recent financial quarter and exercise price, and deferred stock, if awarded, are included in determining satisfaction of the guidelines. As of March 27, 2015, all of our executive officers are in compliance with the ownership guidelines.

Stockholder Advisory Vote to Approve Named Executive Officer Compensation

At our 2014 annual meeting of stockholders, over 93% of the shares voted were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2014 annual meeting of stockholders. Our compensation committee believes that the vote results confirm its view that our compensation programs are appropriate on an absolute and relative basis. The compensation committee decided to maintain a consistent course for fiscal 2014 compensation decisions. The committee will consider the outcome of the stockholder advisory vote to approve named executive officer compensation each year as it makes future compensation decisions.

We have a practice of engaging in constructive dialogue with our stockholders on various matters of interest to them. We do this by meeting periodically with our major stockholders and groups of investors as well as by regular written communications. These interactions provide us with valuable insights. We have also made available a Qlik Investor Relations iPad/iPhone app to make it easy for investors to follow news related to the Company.

Policies Regarding Recovery of Incentive Awards and Restrictions on Trading

In March 2015, our compensation committee adopted a formal compensation recovery (“clawback”) policy. Our policy applies to executive officers designated by our compensation committee. The policy enables us to recover incentive compensation payments based on restated financial results in certain circumstances. We will review and update as necessary this policy when the SEC adopts clawback policy regulations as required by the Dodd-Frank Act.

Our Securities Trading Policy historically has prohibited directors, officers, employees and consultants of the Company and its subsidiaries from engaging in hedging, short sales and similar transactions involving our equity securities. In March 2015, our Board of Directors amended our Securities Trading Policy to prohibit executive officers from pledging Company stock or using Company stock in a margin account.

Tax Considerations

Our board of directors and compensation committee consider when making decisions related to executive compensation our ability to deduct compensation amounts paid to our executive officers including the potential future impact of the deduction-loss rule of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our CEO and the next three most highly-compensated executive officers (other than our chief financial officer, under current tax rules), unless compensation is “performance-based” as defined under Section 162(m) or satisfies the conditions of another exemption. While the deductibility of the compensation we pay to our executive officers is a factor considered by our compensation committee in designing our executive compensation program and making individual compensation decisions, it is only one of several factors that are considered and our compensation committee reserves the right to award and has awarded compensation amounts that are or may not be fully deductible.

The stock options we have granted to executive officers to date are designed to qualify as “performance-based” compensation for purposes of Section 162(m). The RSUs we have granted to date will not qualify as performance-based compensation for these purposes. In fiscal 2014, our stockholders approved our 2014 Executive Performance Award Plan, which amends and restates our 2011 Executive Cash Bonus Plan, and allows us to grant cash and equity awards that may qualify for the “performance-based” exemption from this deduction limitation.

In 2014, we paid non-performance based compensation in excess of $1,000,000 to Lars Bjork of $388,192.

Compensation Committee Report2

We, as members of the compensation committee of the board of directors, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Alexander Ott (Chairman)

Bruce Golden

[2]	The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Policies Regarding Recovery of Incentive Awards

2014 Summary Compensation Table

The following table summarizes the compensation that we paid to our chief executive officer, chief financial officer and each of our three other most highly compensated executive officers during the year ended December 31, 2014. We refer to these officers in this proxy statement as our named executive officers.

	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		All Other Compensation ($)		Total ($)
Name and Principal Position
Lars Björk Chief Executive Officer	2014	$550,000		$—	$1,601,208	$1,401,752	$545,798		$1,242		$4,100,000
	2013	535,000		—	662,756	1,540,867	232,308		1,242		2,972,173
	2012	514,000		—	440,748	1,760,427	195,500		1,242		2,911,917
Timothy MacCarrick(3) Chief Financial Officer	2014	410,000		—	1,450,812	613,735	284,807		8,610		2,767,964
	2013	187,500		13,125	—	3,235,275	86,442		405		3,522,747
Leslie Bonney Chief Operating Officer	2014	414,284		—	850,500	744,915	411,119		60,028	(4)(5)	2,480,846
	2013	403,646	(4)	—	451,744	1,051,415	182,097	(4)	58,965	(4)(5)	2,147,867
	2012	387,500	(4)	—	300,510	1,200,060	172,660	(4)	57,350	(4)	2,118,080

	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Anthony Deighton Senior Vice President, Products and Chief Technology Officer	2014	335,000	—	601,020	525,657	232,709	8,340	1,702,726
	2013	320,000	—	270,452	630,291	105,094	8,190	1,334,027
	2012	300,000	—	180,306	720,036	94,047	10,986	1,305,375
Rick Jackson Chief Marketing Officer (6)	2014	256,154	—	1,134,000	937,000	126,030	828	2,454,012

(1)	Represents the fair value of each stock option grant or restricted stock unit award as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(2)	The amounts in this column reflect bonuses paid in accordance with our 2014 cash incentive bonus program approved in 2014 by our board of directors for corporate and individual performance. See “Compensation Discussion and Analysis” above for further details regarding this program.
(3)	Mr. MacCarrick commenced employment with us in July 2013.
(4)	All amounts paid to Mr. Bonney were paid in British Pound Sterling. Amounts set forth in the table are based on amounts paid in British Pound Sterling and converted to U.S. dollars at an assumed exchange rate of $1.55 as of December 31, 2014. These amounts may be different from those reported on our Current Reports on Form 8-K or in prior years’ proxy statements due to fluctuations in the exchange rate.
(5)	Includes $18,600 (based on payments made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2014) paid by our Company for the provision of a car for Mr. Bonney in 2014 and $41,428 (based on contributions made in British Pound Sterling and an assumed exchange rate of approximately $1.55 as of December 31, 2014) contributed by our Company to Mr. Bonney’s U.K. tax qualified defined contribution plan.
(6)	Mr. Jackson commenced employment with us in May 2014.

Grants of Plan-Based Awards in 2014

The following table sets forth each plan-based award granted to our named executive officers during the year ended December 31, 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Compensation Committee Action Date	Threshold ($)		Target ($)	Maximum ($)
			$1	(3)	$550,000	(4)
Lars Björk	06/06/2014	05/20/2014							149,600	(5)	22.68	1,401,752
	06/06/2014	05/20/2014					70,600	(6)				1,601,208
			1	(3)	287,000	(4)
Timothy MacCarrick	06/06/2014	05/20/2014							65,500	(5)	22.68	613,735
	06/06/2014	05/20/2014					30,900	(6)				700,812
	03/07/2014	02/18/2104					25,000	(7)				750,000
			1	(3)	440,000	(4)
Leslie Bonney	06/06/2014	05/20/2014							79,500	(5)	22.68	744,915
	06/06/2014	05/20/2014					37,500	(6)				850,500
			1	(3)	234,500	(4)
Anthony Deighton	06/06/2014	05/20/2014							56,100	(5)	22.68	525,657
	06/06/2014	05/20/2014					26,500	(6)				601,020
			1	(3)	200,000	(4)
Rick Jackson	06/06/2014	05/20/2014							100,000	(5)	22.68	937,000
	06/06/2014	05/20/2014					50,000	(8)				1,134,000

(1)	Each of the named executive officers was granted a non-equity incentive plan award pursuant to our 2014 cash incentive bonus program.
(2)	Represents the fair value of each stock option grant or restricted stock unit award as of the date it was granted in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These amounts do not represent the actual amounts paid to or realized by the executive for these awards.
(3)	The threshold amount that might be paid under the 2014 cash incentive award program was, theoretically, $1 in that the formula permitted payment of diminishing amounts in the event we achieved consolidated revenue for 2014 of at least $440 million.
(4)	The 2014 cash incentive award program did not provide for a maximum amount payable upon achievement of the performance goals; however, the cash incentive awards to our named executive officers could only exceed their respective target amounts in the event that our Company’s 2014 revenue exceeded $550 million. See “Compensation Discussion and Analysis” above for additional information regarding the 2014 cash incentive award program.
(5)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(6)	Time-based RSUs that vest in four equal annual installments beginning on or around the first anniversary of the grant date, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(7)	Performance-based RSUs that vested on December 31, 2014. The vesting was based on the determination by the Compensation Committee that the performance metrics were satisfied and the applicable named executive officer was continuously employed by the Company through the applicable vesting date.

(8)	Performance-based RSUs that vest in four equal annual installments beginning on June 1, 2015 provided the compensation committee determines that the performance metrics have been satisfied and the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.

Each of the options listed above will be subject to acceleration in the event that the respective named executive officer’s employment is terminated following a change in control as described further in “Compensation Discussion and Analysis — Principal Elements of Executive Compensation — Severance and Change in Control Benefits” above.

Outstanding Equity Awards as of December 31, 2014

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2014. The vesting applicable to each outstanding option and restricted stock unit award is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options and restricted stock unit awards held by our named executive officers, please see the section titled “— Estimated Benefits and Payments Upon Termination of Employment” below.

		Option awards					Stock awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lars Björk	05/21/2010	50,000	(2)		6.91	05/20/2020
	11/07/2011	48,300	(2)	16,100	29.74	11/07/2021
	11/07/2011						1,850	(3)	57,147
	06/07/2012	108,187	(2)	64,913	22.26	06/07/2022
	06/07/2012						9,900	(3)	305,811
	06/07/2013	41,437	(2)	69,063	29.72	06/07/2023
	06/07/2013						16,725	(3)	516,635
	06/06/2014	—		149,600	22.68	06/06/2024
	06/06/2014						70,600	(3)	2,180,834
Timothy MacCarrick	07/08/2013	78,125	(5)	171,875	29.35	07/08/2023
	06/06/2014	—		65,500	22.68	06/06/2024
	06/06/2014						30,900	(3)	954,501
Leslie Bonney	10/31/2007	252,842	(2)	—	1.65	10/30/2017
	03/30/2009	200,000	(2)	—	1.65	3/30/2019
	05/21/2010	75,000	(2)	—	6.91	05/20/2020
	11/07/2011	32,925	(2)	10,975	29.74	11/07/2021

		Option awards					Stock awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
	11/07/2011						1,275	(3)	39,385
	06/07/2012	73,750	(2)	44,250	22.26	06/07/2022
	06/07/2012						6,750	(3)	208,508
	06/07/2013	28,275	(2)	47,125	29.72	06/07/2023
	06/07/2013						11,400	(3)	352,146
	06/06/2014	—		79,500	22.68	06/06/2024
	06/06/2014						37,500	(3)	1,158,375
Anthony Deighton	05/21/2010	5,750	(2)	—	6.91	05/20/2020
	11/07/2011	19,800	(2)	6,600	29.74	11/07/2021
	11/07/2011						775	(3)	23,940
	06/07/2012	44,250	(2)	26,550	22.26	06/07/2022
	06/07/2012						4,050	(3)	125,105
	06/07/2013	16,950	(2)	28,250	29.72	06/07/2023
	06/07/2013						6,825	(3)	210,824
	06/06/2014	—		56,100	22.68	06/06/2024
	06/06/2014						26,500	(3)	818,585
Rick Jackson	06/06/2014	—		100,000	22.68	06/06/2024
	06/06/2014						50,000	(4)	1,544,500

(1)	Based on a per share price of $30.89, which was the closing price per share of our Common Stock on the last business day of the 2014 fiscal year (December 31, 2014). The actual value (if any) to be realized by the executive officer depends on whether the shares vest and the future performance of our Common Stock.
(2)	The shares subject to these stock options vest over a four year period, with 25% of the shares subject to such stock options vesting on or around the first anniversary of the grant date and 6.25% of the shares subject to the stock options vesting on a quarterly basis thereafter. Vesting is contingent upon continued service.
(3)	Time-based RSUs that vest in four equal annual installments beginning on or around the first anniversary of the grant date, provided that the applicable named executive officer remains continuously employed by the Company through each applicable vesting date.
(4)	Performance-based RSUs that vest in four equal annual installments beginning on June 1, 2015 provided the compensation committee determines that the performance metrics have been satisfied and the applicable named executive officer remains continuously employed by the Company through each applicable vesting date

Option Exercises and Stock Vested During 2014

The following table presents certain information regarding options exercised and Common Stock received upon vesting of restricted stock unit awards by our named executive officers in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lars Björk	103,607	$2,179,403	12,375	$292,394

Timothy MacCarrick	—	—	25,000	777,500

Leslie Bonney	323,353	9,026,558	8,450	199,730

Anthony Deighton	172,500	4,210,503	5,075	120,015

Rick Jackson	—	—	—	—

(1)	The value realized is based on the fair market value of our Common Stock on the date of exercise minus the exercise price. The amounts set forth do not necessarily reflect proceeds actually received by the executive officer.
(2)	The value realized is based on the fair market value of our Common Stock on the date of vesting.

Employment Agreements with Our Executive Officers and Executive Severance Plan

We have entered into employment agreements and/or services agreements with each of our named executive officers. Base salary and target bonus amounts for our named executive officers for 2014 are described in “Compensation Discussion & Analysis” above.

Employment Agreement with Lars Björk

We originally entered into an employment agreement with Mr. Björk in October 2007, which was amended and restated in June 2010. Pursuant to the amended and restated employment agreement, Mr. Björk’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If Mr. Björk’s employment is terminated by our Company other than due to cause, death or disability, we will continue to pay Mr. Björk’s base salary for a period of nine months following the termination of his employment, conditioned upon the execution by Mr. Björk of a release of claims. In addition to this severance amount, Mr. Björk will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Björk’s Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) payments during the period of his severance payment.

Employment Agreement with Timothy MacCarrick

In June 2013, we entered into an offer letter agreement with Mr. MacCarrick. Mr. MacCarrick currently serves as our Chief Financial Officer. Our board of directors adjusts Mr. MacCarrick’s salary and bonus potential from time to time. If the Company terminates Mr. MacCarrick’s employment for any reason other than cause, Mr. MacCarrick will receive the following severance benefits following termination: (a) his base salary for 6 months (the “Continuation Period”), payable in accordance with the Company’s standard payroll procedures, (b) his prorated bonus amount (to the extent that applicable individual and company performance goals are deemed by the Board to have been met during the applicable bonus period) based on the number of days that he was employed during the year in which the termination occurs and (c) payment of his monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of his continuation coverage under COBRA and (iii) the date when he is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.

Employment Agreement with Leslie Bonney

In May 2005, we entered into an employment agreement with Mr. Bonney. Mr. Bonney currently serves as our Chief Operating Officer. Our board of directors adjusts Mr. Bonney’s salary and bonus potential from time to time. For a period of twelve months after his termination of employment, Mr. Bonney will be subject to certain restrictions on competition with us and on the solicitation of our employees, customers and clients. Mr. Bonney’s employment agreement also provides that he is entitled to £1,000 (approximately

$1,550 based on an assumed exchange rate of approximately $1.55 as of December 31, 2014) per month for car expenses and he is also entitled to related expenses. Mr. Bonney’s employment agreement provides that Mr. Bonney’s employment agreement may be terminated at any time upon six months’ notice, unless the employment contract is breached.

Employment Agreement with Anthony Deighton

We originally entered into an employment agreement with Mr. Deighton in January 2005, which was amended and restated in June 2010. Pursuant to the amended and restated employment agreement, Mr. Deighton’s employment agreement may be terminated, with or without cause, by him or by us at any time without notice by either party. If we terminate the agreement without cause (as defined in the agreement), we will continue to provide Mr. Deighton’s base salary for a period of six months following the termination of employment, conditioned upon the execution by Mr. Deighton of a release of claims. In addition to this severance payment, Mr. Deighton will also receive any earned but unpaid bonus, a pro-rated bonus for days employed during the year of separation provided corporate and individual goals are achieved, and reimbursement of Mr. Deighton’s COBRA payments during the period of his severance payment.

Employment Agreement with Rick Jackson

In April 2014, we entered into an offer letter agreement with Mr. Jackson. Mr. Jackson currently serves as our Chief Marketing Officer. Our board of directors adjusts Mr. Jackson’s salary and bonus potential from time to time. If the Company terminates Mr. Jackson’s employment for any reason other than cause, Mr. Jackson will receive the following severance benefits following termination: (a) his base salary for 6 months (the “Continuation Period”), payable in accordance with the Company’s standard payroll procedures, (b) his prorated bonus amount (to the extent that applicable individual and company performance goals are deemed by the Board to have been met during the applicable bonus period) based on the number of days that he was employed during the year in which the termination occurs and (c) payment of his monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of his continuation coverage under COBRA and (iii) the date when he is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.

Executive Severance Plan

The Executive Severance Plan (the “Severance Plan”) initially covers certain executive officers, including the Company’s named executive officers. Under the Severance Plan, a participant who (i) in connection with or following a Change in Control (as defined in the Severance Plan) is subject to (a) an Involuntary Termination Without Cause (as defined in the Severance Plan) or (b) a Constructive Termination (as defined in the Severance Plan), (ii) is not entitled to severance or similar benefits under any other plan, arrangement or individualized written agreement, that together provide benefits that the Company, in its sole and reasonable discretion, determines to be of greater value than the benefits provided under the Severance Plan; (iii) has executed a general release of claims in favor of the Company in a form provided by the Company within the prescribed timeframe; and (iv) has agreed to comply with obligations set forth under the Company’s standard agreements relating to confidentiality, non-competition, non-solicitation, and non-interference, will be entitled to severance benefits. Generally, severance payments and benefits under the Severance Plan will consist of severance pay equal to: (a) the participant’s annual base salary, payable over 12 months, (b) annual bonus for the fiscal year in which the termination occurs based upon performance goals achieved (and prorated to reflect the participant’s actual period of participation), and (c) Consolidated Omnibus Budget Reconciliation Act of 1985, and analogous provisions of state law premiums for continuing medical, dental and vision coverage for up to 12 months under the Company’s plans. If the termination is within 12 months following a Change in Control, then an Applicable Percentage, as defined below, of the participant’s then-outstanding and unvested Equity Awards (as defined in the Severance Plan) shall accelerate effective as of the date of the participant’s termination. For purpose of the Severance Plan, “Applicable Percentage” means the percentage as set forth in the participant’s employment agreement or as otherwise approved by the Compensation Committee prior to a Change in Control.

Estimated Benefits and Payments upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of our Company as described above, as if each officer’s employment terminated as of December 31, 2014, the last business day of the 2014 fiscal year.

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than for Cause or Disability Not in Connection With a Change in Control		Termination Other than for Cause or Disability After a Change in Control		Resignation for Good Reason after a Change in Control
Lars Björk	Severance	$—	$412,500		$550,000		$—
	Bonus (1)	—	545,798		545,798		—
	Equity Acceleration	—	—		4,948,161		—
	COBRA Premiums	—	18,748		24,458		—
	Vacation Payout	37,724	37,724		37,724		37,724
	Total Value	$37,724	$1,014,770		$6,106,141		$37,724
Timothy MacCarrick	Severance	$—	$205,000		$410,000		$—
	Bonus (1)	—	284,807		284,807		—
	Equity Acceleration	—	—		1,756,944		—
	COBRA Premiums	—	10,874		21,748		—
	Vacation Payout	31,538	31,538		31,538		31,538
	Total Value	$31,538	$532,219		$2,505,037		$31,538
Leslie Bonney	Severance	$—	$207,142	(2)	$414,284	(2)	$—
	Bonus (1)	—	411,119	(2)	411,119	(2)	—
	Equity Acceleration	—	—		2,860,743		—
	COBRA Premiums	—	—		—		—
	Vacation Payout	4,780	4,780		4,780		4,780
	Total Value	$4,780	$623,041		$3,690,926		$4,780
Anthony Deighton	Severance	$—	$167,500		$335,000		$—
	Bonus (1)	—	232,709		232,709		—
	Equity Acceleration	—	—		1,908,804		—
	COBRA Premiums	—	—		—		—
	Vacation Payout	17,395	17,395		17,395		17,395
	Total Value	$17,395	$417,604		$2,493,908		$17,395
Rick Jackson	Severance	$—	$200,000		$400,000		$—
	Bonus (1)	—	126,030		126,030		—
	Equity Acceleration	—	—		821,000		—
	COBRA Premiums	—	10,727		21,453		—
	Vacation Payout	12,821	12,821		12,821		12,821
	Total Value	$12,821	$349,578		$1,381,304		$12,821

(1)	Based on 2014 annual cash incentive bonus award, the full amount of which was earned as of December 31, 2014. Per employment agreements summarized above, our named executive officers other than Mr. Bonney are entitled to pro-rated bonus upon termination without cause if and to the extent that the performance objectives were achieved.
(2)	Based on amounts which would be payable to Mr. Bonney in British Pound Sterling at an assumed exchange rate of approximately $1.55 as of December 31, 2014.

For purposes of valuing the severance and vacation payments in the table above, we used each executive officer’s base salary in effect at the end of 2014 and the number of accrued but unused vacation days at the end of 2014.

All of the stock options held by our named executive officers provide for full acceleration of all unvested stock options if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company. The value of equity acceleration shown in the tables above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the $30.89 closing market price of shares of the Company’s Common Stock on December 31, 2014 and the exercise price of the option.

All of the restricted stock unit awards held by our named executive officers provide for full acceleration if the executive’s employment is terminated, other than for cause, within 12 months following a change in control of our Company. The value of the vesting of restricted stock unit awards was calculated by multiplying the number of unvested awards by the $30.89 closing market price of shares of the Company’s Common Stock on December 31, 2014.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our board of directors recognizes the interests our investors have in the compensation of our executives. In recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in our Compensation Discussion and Analysis, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and will drive the creation of stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2014 compensation of our named executive officers.

The compensation committee of our board of directors continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards) and long-term incentives (including equity awards that vest over up to four years) reward sustained performance that is aligned with long-term stockholder interests.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We seek stockholder approval of our “say-on-pay” proposal on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In order for Proposal 3 to be approved, holders of a majority of all those outstanding shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting must vote “FOR” Proposal 3. Abstentions and broker non-votes will not be counted either “FOR” or “AGAINST” the proposal and will have no effect on the proposal. Because Proposal 3 is a non-routine matter, broker non-votes are expected to exist in connection with this matter.

As an advisory vote, the result will not be binding on our board of directors or compensation committee. Our board of directors and our compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “soliciting material”. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the board of directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC, is available free of charge on the investor relations portion of our website at www.qlik.com.

CONTACT FOR QUESTIONS AND ASSISTANCE WITH VOTING

If you have any questions or require any assistance with voting your shares or need additional copies of this proxy statement or voting materials, please contact:

Investor Relations

Qlik Technologies Inc.

150 N. Radnor Chester Road

Suite E220

Radnor, Pennsylvania 19087

or

Call (484) 685-0578

It is important that your shares are represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card, so your shares will be represented at the Annual Meeting.

The form of proxy and this proxy statement have been approved by the board of directors and are being mailed or delivered to stockholders by its authority.

The Board of Directors of Qlik Technologies Inc.

Radnor, Pennsylvania

April 1, 2015

APPENDIX

QLIK TECHNOLOGIES INC. 150 N. RADNOR CHESTER ROAD, SUITE E220 RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M71777-P48712 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QLIK TECHNOLOGIES INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors	☐	☐	☐
Nominees
01) Deborah C. Hopkins
02) Steffan C. Tomlinson
03) Paul Wahl

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.					☐	☐	☐
3.	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.					☐	☐	☐
NOTE: In his discretion, the proxy holder is authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M71778-P48712

QLIK TECHNOLOGIES INC.

Annual Meeting of Stockholders

May 13, 2015 9:00 AM

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on May 13, 2015

The undersigned appoints Lars Björk and Deborah C. Lofton, or any of them as shall be in attendance at the 2015 Annual Meeting of Stockholders, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Qlik Technologies Inc. (the “Company”), to be held on May 13, 2015, at 9:00 a.m. local time, at Gunderson Dettmer LLP, 220 West 42nd Street, 17th Floor, New York, NY 10036, and at any adjournments or postponements of the Annual Meeting, and to vote on behalf of the undersigned as specified in this Proxy all the Common Stock of the Company that the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their sole discretion, upon any other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed.

If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the Board of Directors nominees for director in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holders on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Continued and to be signed on reverse side